Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Apollo Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment“) and the effectiveness of the Company’s internal control over financial reporting dated October 29, 2007 appearing in the Annual Report on Form 10-K of the Company for the year ended August 31, 2007.
/s/Deloitte & Touche LLP
Phoenix, Arizona
March 27, 2008